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                                                                   EXHIBIT 10.13


February 22, 2002

Douglas W. McCormick
Chairman and Chief Executive Officer
iVillage Inc.
500-512 Seventh Avenue
New York, NY  10018

          Re: Amendment to NBC/iVillage Advertising Purchases Agreement

Dear Doug:

         Reference is made to the letter agreement, dated March 9, 1999 between National Broadcasting Company, Inc. ("NBC") and iVillage Inc. ("iVillage" or "Advertiser"), as amended on February 1, 2001 (as amended, the "Letter Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Letter Agreement. This letter (the "Amendment") sets forth the agreements of NBC and iVillage and certain terms by which the Letter Agreement may be amended:

         In consideration of the mutual representations, warranties, covenants and agreements contained in this Amendment, and other good and valuable consideration, and intending to be legally bound hereby, iVillage and NBC agree as follows:

         1. Not later than 6:00 p.m. (New York time) on Friday, February 22, 2002 (the "Delivery Time"), iVillage shall deliver to NBC commercial material for Spots (the "Material"). Between the date hereof and Sunday, February 24, 2002, iVillage shall place, and NBC shall telecast, $1,275,000 of Spots on the NBC Network during the broadcast of the 2002 Winter Olympics (the "Olympics Spots"), based on scatter pricing and subject to NBC's standard terms and conditions for advertisers. iVillage hereby authorizes NBC to telecast the delivered Material for the Olympics Spots, as follows: 2 fifteen-second spots on the afternoon of February 23, 2 fifteen-second spots during prime time on February 23 and 2 fifteen-second spots during the prime time closing ceremonies on February 24.

         2. Provided that iVillage has delivered the Material by the Delivery Time, upon NBC's telecast of the Olympics Spots, (a) NBC shall relieve iVillage of its obligations to (i) make any cash payments to NBC for the future telecast of Spots pursuant to the Letter Agreement and (ii) place on NBC any further advertising pursuant to the Letter Agreement, (b) NBC shall be deemed to have telecast all of iVillage's Spots for the remaining $4,072,628 of prepaid advertising, after NBC's actual telecast of the Olympics Spots (the "Prepaid Amounts") for purposes of the Letter Agreement, (c) iVillage shall relieve NBC of its obligation to telecast any Spots for the Prepaid Amounts paid by iVillage to NBC as of the date hereof, (d) NBC shall have the right to retain all such Prepaid Amounts, and (e) the Letter Agreement shall terminate and be of no further force and effect.


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         3. iVillage agrees that, prior to the earlier of December 31, 2004 and the date that NBC does not hold any equity securities of iVillage, it shall not purchase (whether through the payment of cash, barter, equity or other consideration) any advertising on (a) any broadcast television network (including, without limitation, ABC, CBS, FOX, WB and UPN) other than NBC or (b) any local television station other than an NBC O&O provided that the local television station is located in a television market served by an NBC O&O, unless iVillage has purchased at least $5 million of advertising on NBC or NBC O&Os, in the aggregate, after February 24, 2002, with the value of such advertising calculated at 85% of the gross market rate charged and agreed by NBC at such time. "NBC O&O" shall mean any local television station wholly-owned and operated by NBC, including without limitation, KNBC, KNSD, KXAS, WCAU, WCMH, WJAR, WMAQ, WNBC, WNCN, WRC, WTVJ, WVIT and WVTM.

         4. To the extent legally permissible, and subject to any applicable fiduciary duties, iVillage shall work with NBC in exploring ways to provide liquidity for NBC's equity position in iVillage.

         5. Notwithstanding anything in this Amendment to the contrary, paragraph 3 of this Amendment and paragraphs 5, 6, 8 and 9 of the Letter Agreement shall survive the termination of the Letter Agreement until December 31, 2004. NBC acknowledges and agrees that iVillage will be required to file this Amendment with the Securities and Exchange Commission ("SEC") and describe the Amendment in summary narrative fashion in certain of iVillage's SEC filings.

         6. This Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         If you are in agreement with the above terms and conditions of this
Amendment, please indicate your acceptance by signing in the space provided below, and return one original to me.


Very truly yours,

NATIONAL BROADCASTING COMPANY, INC.

By:    /s/ Jean-Briac Perrette
       -----------------------
Name:  Jean-Briac Perrette
Title: Vice President



Accepted and Agreed:

iVILLAGE, INC.

By       /s/ Scott Levine
       -----------------------
Name:  Scott Levine
Title: Chief Financial Officer


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